Exhibit 10.1.1

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

RULES OF THE

TV18 HSN HOLDINGS LIMITED

STOCK OPTION PLAN

(adopted by the Board of Directors of TV18 HSN Holdings Limited on April 7, 2008. Further this Plan has been amended based on Shareholders Resolution passed on March 19, 2010 and October 26, 2010)

1.	Purpose of the Plan

Stock options create a common sense of ownership between the TV18 HSN Holdings Limited (hereinafter referred to as “Company” or “TV18 HSN”) and its employees, paving the way for unified approach to the common objective of enhancing overall shareholders value.

The purpose of TV18 HSN Holdings Limited Share Option Plan 2008 (“Plan”) is to attract and retain the available talent/personnel, reward performing employees and also attract best talent in the Company for positions of substantial responsibility, to provide additional incentive to Employees of the Company or any of its Subsidiaries or Holding Companies and to promote the success of the Company’s business.

2.	Definitions and interpretations

2.1	Definitions

In this Plan, unless repugnant or contrary to the context hereof, the terms defined below, and also their cognate expressions, when capitalized, shall have the meanings assigned to them as under:

(i)	“Beneficiary” means the person, persons, Trust or Trusts designated by a Grantee entitled to Options under this Plan, or in the absence of any designation by the Grantee, a person who is entitled by the will of the Grantee to receive the benefits specified in the Plan if the Grantee dies and includes the Grantee’s executors or administrator if no other beneficiary is designated and able to act under the circumstances.

(ii)	“Board” means the board of directors of TV18 HSN Holdings Limited.

(iii)	“Closing Date” means the last date on which the offer of Options by the Company to a Grantee can be accepted.

(iv)	“Company” means TV18 HSN Holdings Limited.

(v)	“Compensation Committee” means the Board of Directors or a committee of the directors appointed by the Board consisting of 3 members.

(vi)	“Control” means the direct or indirect control of more than 50% of the Voting Rights.

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TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

(vii)	“Employee” means

(a)	A permanent employee of the Company whether working in India or outside India; or

(b)	A director of the Company, whether a whole time director or not; or

(c)	An employee as defined in Clause (a) or (b) above, of a Subsidiary or of a Holding Company, whether in India or outside India, of the Company.

(viii)	“Exercise” means the exercise by the Grantee of the Options held by him in pursuance of the Plan.

(ix)	“Exercise Period” means the period during which the Options may be exercised by a Grantee as decided by the Compensation Committee

(x)	“Exercise Price” means the purchase price of each Share payable by the Grantee upon exercising the Option granted to him as provided in Clause 6.

(xi)	“Financial year” means the period beginning from April 1 and ending on to March 31 of next year.

(xii)	“Grant” means the issue of Options to an Employee under the Plan.

(xiii)	“Grantee” means an Employee who receives an offer from the Compensation Committee to participate in the Plan and who has a right but not an obligation to exercise in pursuance of this Plan.

(xiv)	“Holding Company” means a company which owns and controls another company

(xv)	“Market Price” means the latest available closing price, on the stock exchange on which the Shares are listed prior to the date of the meeting of the Board of Directors or the Compensation Committee at which the grant of the Option was approved. In case the Shares of the Company are not listed, then price shall be based on the fair value determined by independent valuers appointed by the Board of Directors or a committee thereof.

(xvi)	“Offer Date” means the date on which an Option to purchase the Shares is granted to an Employee by the Compensation Committee.

(xvii)	“Option” means a right but not an obligation granted to an Employee in pursuance of the Plan to acquire Shares at a future date at the Exercise Price.

(xviii)	“Share” means ordinary share of the Company, with a nominal par value as appearing in the Company’s books. It shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying equity shares or securities convertible into equity shares.

(xxii)	“Subsidiary” means a company wholly owned or under the Control of another company.

(xxiii)	“Trust” means the TV18 HSN Employee Welfare Trust.

(xxiv)	“Unvested Option” means an Option which is not a Vested Option.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

(xxv)	“Vesting” means the process by which the employee is given the right to apply for shares of the Company against the Option granted to him in pursuance of this Plan.

(xxvi)	“Vested Option” means an Option which has been vested with the Grantee and has thereby become exercisable.

(xxvii)	“Voting Rights” means the voting rights of the members of a company generally or the right to appoint and remove the directors of a company.

(xxvii)	“Year” means a period of 12 months.

2.2	Interpretation

2.2.1	References to any statutory provision are to that provision as amended or re-enacted from time to time.

2.2.2	Unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and vice versa.

3.	Jurisdiction and governing laws

The Plan shall be subject to the jurisdiction of the Courts of Cyprus and shall be governed by the laws of Cyprus as amended from time to time, unless specifically provided hereunder.

4.	Share Limits

The maximum number of Shares that may be issued under this Plan shall not exceed 1,034,926 Shares. This limit may be appropriately enhanced/ increased by the Compensation Committee in case of any share split/ bonus issue/ merger or restructuring plan/ other corporate action necessitating such enhancement/increase by the Company as contemplated under Clause 17 and 20. One Option entitles the holder to apply for one Share only upon Exercise. Further, the maximum number of Shares that can be issued under the Plan can be increased by the Board, subject to seeking approval from the shareholders.

Pursuant to the split in the nominal value of Shares to USD 4 cents vide Shareholders Resolutions dated June 25, 2008, the maximum number of Shares that may be issued under this Plan was revised to 2,587,316 Shares.

Pursuant to the Shareholders Resolution dated March 19, 2010 the number of Shares that can be issued under the Plan was increased by 146,166 Shares to 2,733,482

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TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

5.	Administration of Plan and powers of the Compensation Committee

5.1	Compensation Committee

The Plan will be administered by the Compensation Committee. Once appointed, the Compensation Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Compensation Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution thereof and fill vacancies however caused.

Any action of the Compensation Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of all its members.

The Board shall allot the necessary Shares to the Trust from time to time, to be held by the Trustees for the benefit of the Grantees. The Trust shall transfer the Shares to the Grantees, on Exercise of their Options by them, at the Exercise Price. The number of Shares to be transferred to each Grantee by the Trust would be based on the recommendations of the Compensation Committee.

The Board and Compensation Committee, if desirable, may choose to allot the Shares directly to the Eligible Employees rather than allotting them to the Trust. In such a case, the Company shall not be required to form a Trust.

5.2	Powers of the Compensation Committee

The Compensation Committee will, inter alia, have the authority to:

(a)	Determine the eligible Employee.

(b)	Grant Options to eligible Employees and determine the date of grant.

(c)	Determine the number of Options to be granted to an Employee.

(d)	Construe and interpret this Plan and any agreements defining the rights and obligations of the Company and eligible Employees under this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the Plan.

All decisions made by the Compensation Committee or by the Board in the matter referred to above shall be final, conclusive and binding upon all persons including the Company, the Grantee, the shareholders of the Company and the Employees. No members of the Compensation Committee or the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted hereunder.

6.	Exercise Price

The Exercise Price in respect of the Options shall be decided by the Compensation Committee. However, the Exercise Price shall not be lower than nominal par value as appearing in the Company’s books.

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TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

7.	Eligibility

7.1	All Employees working in managerial capacity and such other roles as may be decided by the Compensation Committee would be eligible to receive Options under this Plan.

7.2	In determining the appraisal process and the number of Options to be granted, the Compensation Committee shall consider the following, based on, inter alia, the information received from the respective departmental head/ immediate supervisor/ group of supervisors:

•	performance of the Employee;

•	position and responsibilities of the Employee;

•	the nature of the Employee’s services to the Company or its Holding Company or Subsidiary;

•	the period for which the Employee has rendered his services to the Company or its Holding Company or Subsidiary; and

•	the Employee’s present and potential contribution to the success of the Company or its Holding Company or Subsidiary.

8.	Grant of Options

8.1	The Compensation Committee may offer Options to such Employees as determined by it and in accordance with the terms and conditions of the Plan for the time being in force. Each Option would entitle the Employee to one Share subject to the terms of this Plan.

8.2	The offer of Options by the Compensation Committee to the Employees shall be made in writing and communicated to the Employees, with a copy to the Trustees. Such an offer shall state the number of Options offered, Exercise Price and the Closing Date.

8.3	The Closing Date shall not be more than 30 (thirty) days from the Offer Date.

8.4	Any Grantee who fails to return the acceptance form, on or before the Closing Date shall, unless the Compensation Committee determines otherwise, be deemed to have rejected the offer and any acceptance received after the Closing Date shall not be valid.

8.5	A Grantee shall not be offered, in any one Financial Year, Options representing voting rights for 5% or more of the issued capital of the Company at any point of time. Such limit would be suitably enhanced/ increased by the Compensation Committee in case of share split, capital reorganization, etc to protect rights of Option holders.

8.6	An offer to a Grantee is personal to him and not assignable.

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TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

9.	Method of acceptance

9.1	Any Grantee who wishes to accept an offer made pursuant to Clause 8 of the Plan must deliver an acceptance form, in such form as the Compensation Committee may from time to time prescribe, duly completed as required therein to the Compensation Committee, with a copy to the Trustees (in case plan is administered through the Trust), on or before the Closing Date stated in the offer letter. Upon due compliance of the foregoing, the Employee would be entitled to receive Options in terms of this Plan; such Employee would be referred to as “Grantee”.

9.2	Any Employee who fails to return the acceptance form, on or before the Closing Date shall, unless the Compensation Committee determines otherwise, be deemed to have rejected the offer and any acceptance received after the Closing Date shall not be valid.

9.3	Upon receipt of a duly completed acceptance form from a Grantee, the Compensation Committee shall issue the Grantee, a statement, to the Grantee in such form as the Compensation Committee may from time to time prescribe, showing the number of Options granted to the Grantee pursuant to the acceptance of such offer.

10.	Non-transferability of Options

The Options granted to a Grantee under the terms of this Plan shall not be sold, pledged, assigned, mortgaged, hypothecated, transferred or alienated in any manner, other than by execution of a will or under Clause 16 in case of death of the Grantee, and may be Exercised, during the life time of the Grantee, only by the Grantee.

11.	Beneficiary designation

Each Grantee under the Plan may designate, from time to time, any Beneficiary or Beneficiaries to whom any benefit under the Plan is to be delivered in case of his death. Each such designation shall revoke all prior designations by the same Grantee and shall be in a form prescribed by the Compensation Committee and will be effective only when filed by the Grantee in writing with the Compensation Committee with a copy to the Trustees, during the Grantee’s lifetime.

12.	Vesting of Options

The Options granted pursuant to the Plan shall vest with the Employee on the date of the grant. However, the Compensation Committee will be entitled to grant option with different provisions for vesting as it deems fit.

Approved by Shareholders of the Company vide Shareholders Resolution dated October 26, 2010

Fresh Options granted to a Grantee under this Plan shall vest with the Grantee at the end of 1 year from the date of the Grant. The Vesting would be subject to the terms and conditions of Vesting as may be stipulated by the Compensation Committee in its discretion and it may include performance appraisal of the Employee as well. However, the Compensation Committee will be entitled to grant Options with different provisions for vesting as it deems fit.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

13.	Exercise of Options

Pursuant to Shareholders Resolution dated October 26, 2010, the existing Clause 13 of the Plan is hereby deleted and is replaced by the following new Clause 13

13.1	Options granted under the Plan and vested with the Grantee shall be exercisable by the Grantee only within the Exercise Period. All Options not exercised within the Exercise Period shall automatically lapse.

13.2	Exercise Period for Options granted till October 22nd, 2010

The Option vested under the Plan can be exercised by the Employee in 4 equal installments over a period of 4 years from the date of the first anniversary of the date of grant ie Employees would be entitled to exercise:

a)	25% of the Vested Options at anytime during the 48 month period from the first anniversary of the date of the grant;

b)	Balance 75% of the Vested Options shall be exercised as to 25% at anytime during the 48 month period after at every subsequent anniversary of the date of the grant.

13.3	Exercise Period for Options granted after October 22nd, 2010

Options vested under the Plan can be exercised within a period of 48 months from date of the Vesting.

13.4	There will be no lock-in on the Shares post exercise of the Options

13.5	Notwithstanding anything contained in this Plan, any Options granted to a Grantee and vested with him shall not be exercisable after the expiry of the Exercise Period

It is hereby clarified that for the purpose of aforesaid exercise, in case an employee resigns prior to completion of the 4th anniversary from date of grant, the employee shall be entitled to exercise options in the manner mentioned below:

Time of resignation	Entitlement to exercise	Lapsed
Prior to 1st anniversary of date of grant	0%	100%
Prior to 2nd anniversary of date of grant	25%	75%
Prior to 3rd anniversary of date of grant	50%	50%
Prior to 4th anniversary of date of grant	75%	25%
After 4th anniversary of date of grant	100%	0%

14.	Notice of Exercise

14.1	All Grantees shall deliver a written notice of Exercise, in the prescribed form, to the Compensation Committee (with a copy to the Trustees, in case the Plan is administered through the Trust) setting forth the number of Options to be Exercised, the exercise date, the method of payment of the Exercise Price, the number of Shares to be sold on exercise of Options and such other particulars, as the Compensation Committee may prescribe from time to time.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

14.2	The notice referred to in Clause 14.1 shall be delivered to the Compensation Committee not less than 7 days before Exercise by the Grantee.

15.	Payment of Exercise Price

15.1	Upon Exercise, the Exercise Price shall be payable by the Grantee to the Trust, in case the Plan is administered though the Trust, else directly to the Company, in full within such time period as may be determined. Such a payment shall be made in cash/ cheque/ other valid tender.

15.2	It would be open for the Grantee to exercise the cashless Option only if the Grantee would have opted for the same under the written notice of Exercise, as under Clause 14.1. In case of cashless exercise of option, the net proceeds after deducting all taxes and exercise price, shall be remitted to the Employee

16.	Lapse of Options

16.1	In the event of resignation/termination of the Grantee’s employment with the Company or its Subsidiary or Holding Company for any reason other than death, permanent incapacity, retirement, superannuation and misconduct, the Vested Options granted to the Employee and not exercised shall automatically lapse. However, such Vested Options shall not lapse in case of transfer of an Employee within the Holding/ Subsidiary companies of the Company.

16.2	In the event of termination of the Grantee’s employment with the Company or its Subsidiary or Holding Company as a result of his total or permanent disability, all the Vested Options shall be exercisable within a period of 12 months from the date of such total or permanent disability. All Vested Options, not Exercised within the above specified period, will automatically lapse.

16.3	In the event of the death of a Grantee during the term of the Option, who at the time of his death is in the service of the Company or its Subsidiary or Holding Company and who would have been in the service of the Company or its Subsidiary or Holding Company but for his death, all the Vested Options shall be exercisable within a period of 12 months from the date of death by his legal heirs or the beneficiaries. All Vested Options, not Exercised within the above specified period, will lapse

16.4	In the event of a Grantee retiring on attaining the retirement age or due to superannuation, Grantee shall be entitled to exercise all Vested Options within a period of 12 months from the date of such retirement or superannuation. All Vested Options, not exercised within the above Exercise Period will lapse.

16.5	In the event of termination of employment of the Grantee by the Company or its Subsidiary or Holding Company for any misconduct, reduction in levels of performance by more than 25%, willful act of the Grantee that is prejudicial to the interests of the Company, any act that is considered as unbecoming of him, which would be ascertained keeping in view his position, responsibilities, nature of services, or failure of the Grantee to comply with his obligations under this Plan or undertaking any act that is in contravention of the provisions of this Plan as determined by the Compensation Committee, all the Vested Options (to the extent not exercised) as on the date of such termination shall terminate.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

16.6	In the event of liquidation of the Company, all Vested Options (to the extent not exercised) and Unvested Options shall automatically lapse.

16.7	In case of the circumstances referred to Clause 16.1 – Clause 0, all the Unvested Options, if any granted to an Employee shall automatically lapse.

17.	Effect of bonus issue, rights issue, stock split, merger or other corporate action

In the event of any bonus issue, rights issue, stock split, merger, restructuring or any such event happening subsequent to the grant of Options, the Compensation Committee shall have the discretion to make appropriate amendments to the Plan, including changes in the number of Options, the Exercise Price or floating a new plan/ extending the application of the existing Plan or any other fair and just mechanism including acceleration of Options, if deemed essential, in accordance with law as it deems fit, while striving to ensure that the rights of the Employees are not adversely affected. Any such change (being compensatory in nature) would not be deemed to be a change in the terms of the Plan. Alternatively, if it is deemed necessary, the Plan could be substituted by a new Plan, while ensuring that the rights of the Employees are not adversely affected. . In respect of Options yet to be granted, the Compensation Committee shall make necessary adjustments to Plan as deemed fit.

18.	Transfer/ of Shares

18.1	Upon receipt of notice for Exercise in respect of any Options validly exercised by the Grantee, the Trustees shall within 30 days of receipt of such notice effect transfer to the Grantee of one fully paid Share in respect of each Option exercised. In case the Plan is not administered through a Trust, the Shares shall be alloted by the Company upon receipt of the Exercise Price from the Employees.

18.2	All Shares transferred/issued to an Employee on Exercise will rank pari-passu with all other fully paid Shares, already issued, subject to the Articles of Association of the Company.

18.3	Where the Shares are traded on a stock exchange in dematerialized form; at the option of the Grantee, the Shares to be issued on Exercise of the Options shall be credited to the Grantee’s dematerialized account held with a registered depository.

18.4	The Trust will not be obliged to transfer any Shares on Exercise of an Option, unless and until it receives full payment of the Exercise Price and any related withholding obligations (if any), have been satisfied.

18.5	Until requisite entry has been made in the register of members of the Company following the transfer/issue of Shares, no right to vote or receive dividend or any other rights as a shareholder shall exist with respect to the Shares.

18.6	Upon the acquisition of any Shares pursuant to the exercise of the Option, the Grantee will make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws if any.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

19.	Tax withholding

The Grantee shall be liable to any taxes imposed on the Grant, holding, Exercise or disposal of the Options/ Shares under this Plan, as per the law in force at that time. Unless required by law, the Company/ Trust shall have no liability towards withholding and discharging the necessary taxes for the Grantee. Further, in the event of any tax liability or any other levies including Fringe Benefit Tax (“FBT”) arising on account of issue of Options and/or allotment or transfer of the Shares to the Employee, the liability shall be that of the Employee alone and shall be paid/reimbursed by the Employee when due. The Company shall be entitled shall be entitled to recover the taxes so levied from the Employees. All and tax liabilities on the disposal of the Shares by the Employees shall be borne by the Employees.

20.	Cancellation and reissue of Options

All Options that expire or for any reason are lapsed, cancelled, terminated, forfeited, fail to vest, expired or for any other reason are not paid or delivered under this Plan, will again, be available for subsequent Grant under the Plan by the Compensation Committee in accordance with the provisions of the Plan or shall be transferred to any subsequent stock option plan introduced by the Company in accordance with Clause 1626.4of the Plan. Any Shares lying with the Trust but not transferred to any Employee under the Plan may be utilized for subsequent stock option plans or other award schemes of the Company.

21.	Notices and correspondence

21.1	Any notice required to be given by a Grantee to the Company or any correspondence to be made between a Grantee and the Company, may be given or made to the principal office of the Company referred to in the Memorandum of Association/ Article of Association of the Company, or such other address as may be notified by the Company in writing.

21.2	Any notice, required to be given by the Company to a Grantee or any correspondence to be made between the Company and a Grantee, shall be given or made by the Compensation Committee on behalf of the Company at the address provided by the Grantee in his acceptance form.

21.3	Any notice required to be given by a Grantee to the Trust or any correspondence to be made between a Grantee and the Trust, may be given or made to the Compensation Committee at the principal office of the Company referred to in the Memorandum of Association/ Article of Association, which shall forward the same to the Trustees.

21.4	Any notice, required to be given by the Trustees to a Grantee or any correspondence to be made between the Trustees and a Grantee, may be given or made to the Compensation Committee at the principal office of the Company referred to in the Memorandum of Association/ Article of Association, which shall forward the same to the Grantee at the address provided by the Grantee in his acceptance form.

22.	Alteration of the Plan

Apart from the specific powers conferred to the Compensation Committee under other provisions of this Plan, the Compensation Committee may by resolution revoke, add to or vary all or any of the terms and conditions of the Plan, including the vesting plan, the Exercise Period and the Exercise Price, or all or any of the rights or obligations of the Grantees or any of them provided that the interest of the Grantee are not, thereby prejudiced.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

Such alterations would be made subject to the prior approval of the shareholders in a General Meeting, if required. It is clarified that for this purpose, any alteration in the tax liability of the Grantee, as may be necessitated by law, would not be treated as prejudicial to his interests.

Any such amendment shall be communicated by the Compensation Committee to the Grantees in writing.

23.	Dispute

Any disputes or differences of any nature arising under the Plan shall be referred to the Compensation Committee and its decision shall be final and binding in all respects.

24.	Compliances with law

The terms and conditions of this Plan are subject to compliance with all the applicable laws, rules and regulations, and to such approvals by any governmental agencies, as may be required in Cyprus. Any claim by the Grantee pursuant to the Plan shall be subject to the laws of Cyprus.

25.	Other provisions

25.1	Nothing contained in this Plan (or in any other documents related to this Plan or to any Option) will confer upon any Employee, any right to continue in the employment of the Company or its Holding or Subsidiary Company or constitute any agreement of employment, nor will interface in any way with the right of the Company or its Holding or Subsidiary Company to otherwise change such person’s compensation or the benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any related document will adversely affect any independent contractual right of such person without the Grantee’s consent.

25.2	The Plan shall not form part of any employment contract between the Company or its Holding or Subsidiary Company and the Employee.

25.3	Any reference to a male Employee shall also be construed as a reference to a female Employee, as the case may be.

25.4	The Company will at all time keep available such number of authorised and un-issued Shares as would be required to be issued upon exercise of all the Options from time to time outstanding and shall ensure that all Shares delivered upon exercise of the Options will be duly and validly issued as fully paid.

25.5	The Compensation Committee would have the authority to grant Options and request the Company to issue Shares directly to Grantees, if at any time it is deemed expedient to do so. In such an event, all references in the Plan to the Trust would be appropriately interpreted or ignored to give effect to such decision.

TV18 HSN HOLDINGS LIMITED STOCK OPTION PLAN

26.	Term of the Plan

26.1	The Plan shall come into force with effect from the date of approval of the Plan by the Board of Directors.

26.2	It shall continue in effect unless terminated by the Company on the advice of the Board and after obtaining the approval of the shareholders of the Company.

26.3	Any such termination of the Plan shall not affect Options already granted and vested such Vested Options shall remain in full force and effect as if the Plan had not been terminated, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

26.4	All Vested Options shall either be cancelled on termination of the Plan or transferred to any subsequent stock Option plan introduced by the Company, with the sanction of the Compensation Committee.